Exhibit 4.3

UNANIMOUS WRITTEN CONSENT OF THE

EXECUTIVE COMMITTEE OF ALLY FINANCIAL INC.

THE UNDERSIGNED, being all of the members of the Executive Committee consisting of the Chief Financial Officer and the Senior Executive Vice President of Finance and Corporate Planning (the “Executive Committee”) of Ally Financial Inc., a Delaware corporation (“Ally”), acting pursuant to a resolution duly adopted by the Board of Directors of the Company, after careful consideration of all the facts, do hereby consent in writing, without a meeting, as of the date of the last signature hereon, that the following preamble and resolutions shall have the same force and effect as if adopted at a meeting of the Executive Committee:

WHEREAS, the Executive Committee, acting pursuant to a resolution duly adopted by the Board of Directors of the Company, has duly and validly adopted resolutions authorizing, among other things, the issuance and sale in an underwritten public offering (the “Offer”) of up to $750 million aggregate principal amount of Subordinated Notes of Ally in one or more tranches in such final amount, at such rate of interest, at such price, and with such final maturity date as determined by the Executive Committee;

Approval of Terms; Establishment of Series

NOW, THEREFORE, BE IT RESOLVED, that a series of securities is hereby established, the title of which shall be 5.750% Subordinated Notes due 2025 (the “Notes”), which shall be issued pursuant to the indenture to be dated as of November 20, 2015 (the “Indenture”), between Ally and The Bank of New York Mellon, as trustee (the “Trustee”), and shall have the terms (the “Pricing Terms”) set forth in the preliminary prospectus supplement dated November 17, 2015 attached hereto as Exhibit A, as supplemented by the pricing term sheet attached hereto as Exhibit B;

NOW, THEREFORE, BE IT RESOLVED, that the form and terms of the Notes substantially in the form filed as an exhibit to the Company’s registration statement on Form S-3 (333-193070) filed with the U.S. Securities and Exchange Commission (the “SEC”), as supplemented by the Pricing Terms, are hereby approved for issuance and sale;

Additional Actions

FURTHER RESOLVED, that the Proper Officers are, and each of them hereby is, authorized and directed, for and on behalf of Ally, to file or cause to be filed with the SEC, in compliance with Rule 424(b) under the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, a final prospectus supplement relating to the Notes in such form and with such changes and modifications from the preliminary prospectus supplement dated November 17, 2015 as are deemed appropriate and necessary in the judgment of such officer, such approval to be conclusively evidenced by the filing of the final prospectus supplement with the SEC;

FURTHER RESOLVED, that the underwriting agreement to be dated as of November 17, 2015 by and among Ally and the underwriters (the “Underwriting Agreement”) relating to the Notes, substantially in the form presented to the Executive Committee is hereby approved by Ally, and each of the Proper Officers be, and each of them hereby is, authorized and directed to execute and deliver in the name and on behalf of Ally, (i) the Underwriting Agreement and (ii) such other documents as may be necessary or advisable in connection with the Underwriting Agreement, in each case in such form and having such terms as may be approved by the Proper Officer executing the same, such approval to be conclusively evidenced by such officer’s execution thereof;

FURTHER RESOLVED, that the Proper Officers of Ally or any of them acting alone be, and each of them is, authorized and empowered in the name and on behalf of Ally, (i) to make modifications and amendments to and to execute and deliver all documents and instruments related to and in furtherance of the foregoing resolutions, and (ii) from time to time, to execute and deliver such other and further agreements, certificates, notices and other instruments or documents, and do and perform such acts and things, including, without limitation, causing to be paid any fees or expenses in connection with the Offer, as any of them, in his or her discretion, may deem necessary or advisable in connection with these resolutions, the Offer, or any related instruments;

FURTHER RESOLVED, that the Executive Committee adopts and incorporates by reference any form of specific resolution to carry into effect the purpose and intent of the foregoing resolutions, or covering authority included in matters authorized in the foregoing resolutions, including forms of resolutions in connection therewith that may be required by the SEC, and any federal, state, local, foreign or transnational, inspection person or agency, and the Secretary of Ally is directed to insert a copy thereof in the records of the Board of Directors and to certify the same as having been duly adopted by the Executive Committee;

FURTHER RESOLVED, that all actions heretofore taken by any of the directors, officers, employees, representatives or agents of Ally or any of its affiliates by and in connection with the Offer and any other actions, or contemplated by the Offer or otherwise referred to in the foregoing resolutions, be, and each of the same is, ratified, confirmed and approved in all respects as the act and deed of Ally; and

FURTHER RESOLVED, that for the purposes of all of the foregoing resolutions the President, Chief Executive Officer, the Chief Financial Officer, the Chief Risk Officer, any Executive Vice President and any Vice President, the Secretary and any Assistant Secretary, the Treasurer and any Assistant Treasurer of Ally is each a “Proper Officer” and, collectively, the “Proper Officers.”

IN WITNESS WHEREOF, the undersigned members of the Executive Committee of Ally Financial Inc. have executed and delivered this Unanimous Written Consent. This Unanimous Written Consent may be executed in counterparts. Facsimile and any other electronic signature of this Unanimous Written Consent is deemed to constitute original signature. The Secretary of Ally Financial Inc. is hereby directed to file a signed copy of this Unanimous Written Consent in the books of the Board of Directors.

/s/ Christopher A. Halmy By: Christopher A. Halmy Dated: November 17, 2015	/s/ Bradley Brown By: Bradley Brown Dated: November 17, 2015